UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

CommonWealth REIT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On December 3, 2013, CommonWealth REIT, issued the following press release:

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Comments on Corvex/Related Filing of Preliminary Solicitation Materials

Corvex/Related are Attempting to Disrupt CWH’s Business and Seize Control for Short Term Gain

CWH Board and Management Remain Focused on Implementing Business Plan to Improve Portfolio

CWH Board and Management Committed to Creating Value for All Shareholders

Newton, MA (December 3, 2013): CommonWealth REIT (NYSE: CWH) (the “Company”) today issued the following statement in response to the preliminary solicitation materials filed earlier today by Corvex Management LP and Related Fund Management, LLC (“Corvex/ Related”).

CWH believes that Corvex/Related intend to solicit consents and proxies in another attempt to seize control of the Company for short term gains, and that a wholesale removal, without cause, of the entire CWH Board would materially harm CWH’s business and operations. CWH’s Board and management intend to vigorously defend CWH against Corvex/Related’s hostile takeover campaign and efforts to circumvent regular election processes. The entire CWH Board and management remain focused on implementing our strategic plan to reposition the Company’s portfolio towards high value office buildings located in urban and downtown locations and dispose of suburban properties and other non-core assets.

Despite the disruption that Corvex/Related has caused to CWH’s business and operations for the last ten months, we have made good progress implementing our strategic plan. Upon completion of the sale of all 85 non-core properties we identified for sale during the last year, the large majority of CWH’s portfolio will be located in higher value central business district, or CBD, locations, which we believe will materially increase value for all shareholders. In addition, after meeting with many of our shareholders over the last few months, we have committed to several corporate governance changes, including amending our management agreement and increasing the size of our Board. We have made significant progress implementing these governance changes and expect to make additional announcements in the near future.

The Board and management team have, and continue to be, committed to creating and protecting shareholder value. We are preparing CWH’s preliminary revocation materials, which will be filed with the Securities and Exchange Commission, of SEC, in the near future. Our materials will provide shareholders with the information they need to understand why we believe the Corvex/Related hostile takeover is not in shareholders’ best interests. We urge shareholders to review these materials when they are filed with the SEC.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THEY ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR FOR VARIOUS REASONS, INCLUDING SOME REASONS BEYOND CWH’S CONTROL. FOR THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE OR THEIR IMPLICATIONS.

ADDITIONAL INFORMATION REGARDING THE SOLICITATION

CWH, its trustees and certain of its executive officers and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of revocations from shareholders in connection with the solicitation being conducted by Corvex/Related (the “Solicitation”). On February 25, 2013, CWH filed a proxy statement with the Securities and Exchange Commission, or SEC, in connection with the solicitation of proxies for its 2013 Annual Meeting and intends to file a preliminary and definitive revocation statement in response to the Solicitation. CWH will furnish a definitive revocation statement to its shareholders, together with a WHITE revocation card. SHAREHOLDERS ARE URGED TO READ THE REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT CWH WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the proxy statement for the 2013 Annual Meeting and will be set forth in the revocation statement and other materials to be filed with the SEC in connection with the Solicitation.

Shareholders will be able to obtain, free of charge, copies of the revocation statement and any other documents to be filed by CWH with the SEC in connection with the Solicitation at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.cwhreit.com) or by requesting materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458.

Media Contacts:

Joele Frank

Andrew Siegel / Jonathan Keener

212-355-4449

or

Investor Contact:

Timothy A. Bonang, 617-796-8222

Vice President, Investor Relations

www.cwhreit.com